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                                                                     Exhibit 5.1

                         [LATHAM & WATKINS LETTERHEAD]

                                 August 6, 2001




Mercury General Corporation
4484 Wilshire Boulevard
Los Angeles, California  90010

                Re: $125,000,000 of 7.25% Senior Notes Due 2011 of Mercury General Corporation

Ladies and Gentlemen:

               This opinion is furnished in connection with the offering of $125,000,000 aggregate principal amount of 7.25% Senior Notes due 2011 (the "Debt Securities") of Mercury General Corporation, a California corporation (the "Company"), being issued pursuant to (i) an indenture dated as of June 1, 2001 (the "Indenture"), as supplemented by an Officers' Certificate dated August 2, 2001, between the Company and Bank One Trust Company, N.A., as trustee, (ii) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") on June 4, 2001 (File No. 333-62228), as amended by Amendment No. 1 filed with the Commission on July 12, 2001 and by Amendment No. 2 filed with the Commission on July 18, 2001, and declared effective by the Commission on July 20, 2001 (the "Registration Statement"), (iii) a prospectus dated July 20, 2001 and the prospectus supplement dated August 2, 2001 filed with the Commission pursuant to Rule 424(b) under the Act, and (iv) an underwriting agreement dated August 2, 2001 between the Company and Banc of America Securities LLC, as Representative of the several underwriters named in the underwriting agreement (the "Underwriting Agreement").

               We are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Debt Securities. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

               In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

               We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect


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August 6, 2001
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thereon, of the laws of any other jurisdiction or, in the case of California any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

               Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof the Debt Securities have been duly authorized by all necessary corporate action of the Company, and when executed, authenticated and delivered by or on behalf of the Company against payment therefor in accordance with the terms of the Indenture and the Underwriting Agreement, will constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

               The opinion rendered above relating to the enforceability of the Debt Securities are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or law, and the discretion of the court before which any proceeding therefor may be brought.

               In addition, we express no opinion with respect to whether acceleration of the Debt Securities may affect the collectibility of that portion of the stated principal amount thereof that might be determined to constitute unearned interest thereon.

               We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Indenture and the Debt Securities under the Indenture of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

               To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has complied with any obligations to file returns and pay taxes under the Franchise Tax Law of the State of California; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

                                            Very truly yours,


                                            LATHAM & WATKINS